Lydall, Inc	Telephone 860-646-1233
One Colonial Road	Facsimile 860-646-4917
Manchester, CT 06042-2378	www.lydall.com

NewsRelease
LYDALL ANNOUNCES FINANCIAL RESULTS
FOR THE FIRST QUARTER ENDED MARCH 31, 2020

MANCHESTER, CT - May 11, 2020 - LYDALL, INC. (NYSE: LDL) today announced financial results for the first quarter ended March 31, 2020 and provided an update of COVID-19 impacts.

FINANCIAL HIGHLIGHTS - Q1 2020 vs. Q1 2019

GAAP Financials

•	Cash flow from operations was $26.7 million, compared to $14.4 million

–	First quarter ending cash balance of $87.8 million, compared to $47.9 million

•	Net sales of $200.5 million, down 8.0%

•	Gross margin of 19.2%, down 10 basis points

•	Operating loss of ($55.6) million, compared to operating income of $9.1 million

–	Goodwill and other long-lived asset impairment charges of $61.1 million, or ($3.35) per share

–	Strategic initiatives expense of $1.9 million, or ($0.08) per share, compared to $0.8 million or ($0.04)

•	Loss per share of ($3.25), compared to earnings per share of $0.22

Non-GAAP Financial Measures*

•	Organic sales decline of 5.7%

•	Adjusted gross margin of 19.2%, down 30 basis points

•	Adjusted operating margin of 3.7%, down 100 basis points

•	Adjusted earnings per share of $0.20, compared to adjusted earnings of $0.28 per share

•	Adjusted EBITDA of $20.0 million, compared to $21.8 million

*Reconciliations of the Non-GAAP financial measures to Lydall’s GAAP financial results are included at the end of this release. See also “Use of Non-GAAP Financial Measures” below.

COVID-19 Business Update

“When it first became apparent that COVID-19 would have a significant impact on the global economy, we acted rapidly and decisively to safeguard the health and safety of our global workforce and the sustainability of our business,” Sara A. Greenstein, President and Chief Executive Officer, said. “We immediately responded to the large unmet need and global shortage of supplies for front line and first responder personnel and re-prioritized our manufacturing capabilities in North America and Europe to produce filtration products used in N95 respirators, surgical and medical masks, and medical wipes, pads and gowns. In response to our automotive customers ceasing operations in the U.S.

and Europe late in the quarter, we quickly ramped down production at our Thermal Acoustical Solutions facilities in these geographies.”

To further solidify the Company’s financial footing in response to the COVID-19 pandemic, Lydall’s executive team took quick actions to protect and enhance our liquidity, including:

•	Drawing down $20.0 million on our revolving credit facility in March

•	Ramping down Lydall production facilities in each of our three businesses that serve automotive end markets, impacting over 1,000 employees, approximately 30% of our total workforce

•	Reducing the fixed cost structure in Thermal Acoustical Solutions through recent reduction in force actions

•
Seeking support from government programs and taking advantage of specific benefits, including wage recovery provided by social programs in Europe and deferral of domestic employer payroll tax in the U.S. through the Coronavirus Aid, Relief, and Economic Security (CARES) Act

•	Reducing all non-critical capital spending

•	Deferring company pension and 401(k) matching contributions

“We have acted decisively with the intent of emerging from this crisis strong, healthy and viable for the long term,” said Ms. Greenstein. “As the global economy stabilizes, the actions we've taken should better enable us to serve the structural change in demand for specialty filtration and other engineered materials products, while efficiently meeting the needs of our automotive customers.”

Q1 2020 Consolidated Results

Net sales decreased by $17.5 million, or 8.0%, to $200.5 million, compared to $218.0 million in the first quarter of 2019, primarily due to the effects of COVID-19. Even with the effects of the pandemic, sales in the Performance Materials ("PM") segment increased by 1.0% to $65.2 million compared to the same period last year; this was offset by lower sales in the Thermal Acoustical Solutions ("TAS") segment, and to a lesser extent the Technical Nonwovens ("TNW") segment. Gross margin in the first quarter declined 10 basis points year-over-year to 19.2% driven primarily by a decline in the TAS segment, partially offset by improved gross margin in PM. TNW gross margin was flat.

Randall B. Gonzales, Executive Vice President and Chief Financial Officer, stated, "We experienced very strong sequential quarterly sales improvements in Performance Materials with Filtration sales up 16.5% and Sealing and Advanced Solutions sales up 17.1% compared to the fourth quarter of 2019."

Operating loss was ($55.6) million, compared to operating income of $9.1 million in the first quarter of 2019, including non-cash impairment charges of $61.1 million, principally from goodwill impairment in the PM segment. While the PM segment performed well in the first quarter, the COVID-19 pandemic negatively impacted the outlook in automotive, sealing, and other industrial end markets, requiring an impairment charge. On an adjusted basis, operating income was $7.4 million compared to $10.3 million in the first quarter of 2019, negatively impacted by the effects of COVID-19 and a charge of $0.9 million for flood-related inventory losses at our Technical Nonwovens UK facility for which we are pursuing a claim with our insurer. Adjusted EBITDA margin in PM was 16.0%, up 420 basis points from the first quarter of 2019. With compressed margins in TAS and TNW due to COVID-19, consolidated adjusted EBITDA margin was 10.0%, flat to the first quarter of 2019.

Mr. Gonzales added, "Adjusted EBITDA improved $7.6 million sequentially to $20.0 million, up 61% compared to the fourth quarter 2019, despite headwinds related to COVID-19. Consolidated adjusted EBITDA margin expanded 360 basis points from fourth quarter of 2019, with adjusted EBITDA margins in PM and TAS increasing 600 and 340 basis points, respectively. These results were driven by productivity gains in TAS, benefits from reductions in force actions completed in the fourth quarter 2019, and incremental volumes in our Sealing business."

Liquidity

Net cash provided by operations was $26.7 million in the first quarter of 2020 compared to $14.4 million in the first quarter of 2019, aided by strong working capital management including approximately $18.0 million of factoring of select trade accounts receivable to a banking institution that would have normally been collected from customers in the second quarter of 2020. The Company’s cash balance was $87.8 million at March 31, 2020, compared to $51.3 million at December 31, 2019, which includes the $20.0 million draw down on the Company’s credit facility in March. At April 30, 2020, the Company's cash balance was $98.2 million.

As a result of the COVID-19 pandemic and subsequent economic slowdown, the Company expected to be out of compliance with at least one of its financial covenants starting in the second quarter of 2020. As a result, Lydall executed an amendment to its credit facility with the support of its current banking syndicate. The amended credit facility consists of a term loan of $144 million with a revolving facility of $170 million. The maximum net debt leverage ratio is 6.5 through the period ending March 31, 2021, and steps down thereafter. With these modifications, management believes the Company is well positioned to remain compliant with its financial covenants going forward. The fixed charge ratio is adjusted to 1.10 for the period ending June 30, 2020. The applicable rate margin above LIBOR expands to a maximum of 4.25%. The amendment required a fee of 0.25%.

Outlook

Ms. Greenstein concluded, "Lydall's mission is to create a cleaner, quieter, and safer world as we have been doing for the past 150 years. COVID-19 highlights the enduring role the Company has played in delivering life-saving capabilities in specialty filtration. As experts in filtration, we have been in regular contact with the highest levels of the U.S. government, and in contact with leaders in Canada, Europe, and the United Kingdom to provide solutions and expertise to help in the fight against COVID-19.

"In response to the global shortage of personal protective equipment (or PPE), we have re-deployed people and assets, and have significantly increased production of filtration materials. In May, we secured a major long-term agreement with Honeywell to supply meltblown filtration media for their N95 mask production facilities. Our proven technical and production capabilities were key factors in our selection. As a result, we have already committed additional capital to acquire a new meltblown production line to satisfy this and related demand. We also recently developed a new application for nonwoven materials used in medical gowns and secured an order from the New York Department of Health for this product.

"April volumes for Performance Materials' Filtration subsegment increased 20% compared to the prior year, reflective of the demand for PPE. April volumes in the TAS business were down almost 90%. Our China sites were back in operation in the first quarter of 2020, while our European automotive sites have started to slowly ramp up to support customer requirements. In North America, Ford, GM and FCA have announced plans to resume production on May 18. We are ready to support this re-start and have completed a reduction in force program in TAS to provide a leaner fixed cost structure as demand comes back.

"In summary, despite substantial headwinds in the quarter, we reacted quickly to this crisis, delivered sequential margin expansion and strong cash flow, and have enhanced our liquidity. Lydall's long history and product application expertise as a trusted supplier of specialty filtration solutions will be a cornerstone of our long-term strategic vision, with the current crisis accelerating our focus on our filtration and engineered materials businesses."

Conference Call

Lydall will host a conference call on May 12, 2020 at 10:00 a.m. Eastern Time to discuss results its first quarter ended March 31, 2020 as well as general matters related to its businesses and markets. The call may be accessed at (888) 338-7142, from within the U.S., or (412) 902-4181, internationally. In addition, the audio of the call will be webcast live and will be available for replay on the Company's website at www.lydall.com in the Investor Relations Section. A recording of the call will be available from 12:00 p.m. Eastern Time on May 12, 2020 through 11:59 p.m. Eastern Time on May 19, 2020 at (877) 344-7529, from within the U.S., or (412) 317-0088, internationally, access code 10143431. Additional information, including a presentation outlining key financial data supporting the conference call, can be found on the Company’s website www.lydall.com under the Investors Relations’ section.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including organic sales, adjusted gross profit, adjusted gross margin, adjusted operating income, adjusted operating margin, adjusted earnings per share, consolidated and segment EBITDA and adjusted EBITDA. The attached financial tables address the non-GAAP measures used in this press release and reconcile non-GAAP measures to the most directly comparable GAAP measures. The Company believes that the use of non-GAAP measures helps investors gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the Company's performance, especially when comparing such results to previous periods or forecasts. Adjusted segment EBITDA is used as a basis to internally evaluate the financial performance of the Company's segments because the Company believes it reflects current core operating performance and provides an indicator of the segment's ability to generate cash. Non-GAAP measures should be considered in addition to, and not as a replacement for or superior to, the corresponding GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact, including statements about the outlook for 2020, the expected impact of the coronavirus pandemic (COVID-19) on the Company's businesses, and optimizing profit and cash flow generation may be deemed to be forward-looking statements. All such forward-looking statements are intended to provide management’s current expectations for the future operating and financial performance of the Company based on current expectations and assumptions relating to the Company’s business, the economy and other future conditions. Forward-looking statements generally can be identified through the use of words such as “believes,” “anticipates,” “may,” “should,” “will,” “plans,” “projects,” “expects,” “expectations,” “estimates,” “forecasts,” “predicts,” “targets,” “prospects,” “strategy,” “signs,” and other words of similar meaning in connection with the discussion of future operating or financial performance. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict. Such risks and uncertainties which include, among others, worldwide economic or political changes that affect the markets that the Company’s businesses serve which could have an effect on demand for the Company’s products and impact the Company’s profitability, challenges encountered by the Company in the execution of restructuring programs, challenges in integrating acquired companies, disruptions in the global credit and financial markets, including diminished liquidity and credit availability, changes in international trade agreements, including tariffs and trade restrictions, disruptions in the Company's businesses from the coronavirus pandemic (COVID-19), foreign currency volatility, swings in consumer confidence and spending, unstable economic growth, raw material pricing and supply issues, fluctuations in unemployment rates, retention of key, increases in fuel prices, and outcomes of legal proceedings, claims and investigations. Accordingly, the Company’s actual results may differ materially from those contemplated by these forward-looking statements. Investors, therefore, are cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in Lydall’s filings with the Securities and Exchange Commission, including the risks and uncertainties identified in Part I, Item 1A - Risk Factors of Lydall’s Annual Report on Form 10-K for the year ended December 31, 2019.

These forward-looking statements speak only as of the date of this press release, and Lydall does not assume any obligation to update or revise any forward-looking statement made in this press release or that may from time to time be made by or on behalf of the Company.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut with global manufacturing operations producing specialty engineered products for the thermal/acoustical and filtration/separation markets. For more information, visit http://www.lydall.com. is a registered trademark of Lydall, Inc. in the U.S. and other countries.

For further information:
Brendan Moynihan
Vice President, Financial Planning and Investor Relations
Telephone 860-646-1233
Facsimile 860-646-4917
info@lydall.com
www.lydall.com
-More-

Summary of Operations
In thousands except per share data
(Unaudited)
	Quarters Ended
	March 31,
	2020	2019

Net sales	$200,527	$218,025
Cost of sales	161,959	175,969
Gross profit	38,568	42,056

Selling, product development and administrative expenses	33,027	33,006
Impairment of goodwill and other long-lived assets	61,109	—
Operating (loss) income	(55,568)	9,050

Employee benefit plans settlement (income) expense	385	—
Interest expense	2,857	3,628
Other (income) expense, net	(418)	399
(Loss) income before income taxes	(58,392)	5,023

Income tax (benefit) expense	(2,015)	1,106
Loss from equity method investment	44	27
Net (loss) income	$(56,421)	$3,890

(Loss) earnings per share:
Basic	$(3.25)	$0.23
Diluted	$(3.25)	$0.22

Weighted average number of common shares outstanding	17,336	17,254
Weighted average number of common shares and equivalents outstanding	17,336	17,318

Summary of Segment Information
and Corporate Office Expenses
In thousands
(Unaudited)
	Quarters Ended
	March 31,
	2020	2019
Net Sales

Performance Materials Segment	$65,220	$64,580
Technical Nonwovens Segment (1),(2)	57,403	65,606
Thermal Acoustical Solutions	83,761	94,313
Eliminations and Other (2)	(5,857)	(6,474)
Consolidated Net Sales	$200,527	$218,025

Operating Income

Performance Materials Segment (3)	$(56,941)	$1,459
Technical Nonwovens Segment (1),(2),(4)	3,813	4,734
Thermal Acoustical Solutions	5,628	9,491
Corporate Office Expenses	(8,068)	(6,634)
Consolidated Operating (Loss) Income	$(55,568)	$9,050

(1) The Technical Nonwovens segment reports the results of Geosol through the date of disposition of May 9, 2019.

(2) Included in the Technical Nonwovens segment and Eliminations and Other is $5.0 million and $4.7 million in intercompany sales to the Thermal Acoustical Solutions segment for the quarters ended March 31, 2020 and 2019, respectively.

(3) Included in the Performance Materials segment is $61.1 million of impairment charges related to goodwill and other long-lived assets for the quarter ended March 31, 2020 and $4.0 million of intangible assets amortization for the quarters ended March 31, 2020 and 2019.

(4) Included in the Technical Nonwovens segment is $1.2 million and $1.3 million of intangible assets amortization for the quarters ended March 31, 2020 and 2019, respectively.

Financial Position
In thousands except ratio data
(Unaudited)
	March 31, 2020	December 31, 2019

Cash and cash equivalents	$87,827	$51,331
Working capital	$176,405	$153,739
Total debt	$288,156	$272,641
Stockholders' equity	$253,577	$318,420
Total capitalization	$541,733	$591,061
Total debt to total capitalization	53.2%	46.1%

Cash Flows
In thousands	Quarters Ended
(Unaudited)	March 31,
	2020	2019

Net cash provided by operating activities	$26,741	$14,370
Net cash used for investing activities	$(7,499)	$(8,983)
Net cash (used for) provided by financing activities	$18,375	$(7,110)
Depreciation and amortization	$12,230	$11,935
Capital expenditures	$(9,157)	$(9,239)

Common Stock Data
	Quarters Ended March 31,
	2020	2019

High	$22.93	$31.71
Low	$4.79	$19.96
Close	$6.46	$23.46

During the first quarter of 2020, 9,958,583 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.

Non-GAAP Measures
In thousands except ratio and per share data
(Unaudited)

The following tables address the non-GAAP measures used in this press release and reconcile the non-GAAP measures to the most directly comparable GAAP measures:

	Quarters Ended March 31,
	2020	2019

Net sales	$200,527	$218,025
Net sales, adjusted	$200,527	$218,025

Gross profit, as reported	$38,568	$42,056
TNW restructuring expenses	—	351
Gross profit, adjusted	$38,568	$42,407

Gross margin, as reported	19.2%	19.3%
Gross margin, adjusted	19.2%	19.5%

Operating (loss) income, as reported	$(55,568)	$9,050
Strategic initiatives expenses	1,908	841
TNW restructuring expenses	—	376
Impairment of goodwill and long-lived assets	61,109	—
Operating income, adjusted	$7,449	$10,267

Operating margin, as reported	(27.7)%	4.2%
Operating margin, adjusted	3.7%	4.7%

(Loss) earnings per share, as reported	$(3.25)	$0.22
Strategic initiatives expenses	$0.11	$0.05
TNW restructuring expenses	$—	$0.02
Impairment of goodwill and long-lived assets	$3.52	$—
Employee benefit plans settlement expenses	$0.02	$—
Tax effect of above adjustments	$(0.20)	$(0.01)
Diluted (loss) earnings per share, adjusted	$0.20	$0.28

This press release reports adjusted results for the quarters ended March 31, 2020 and 2019, which excludes strategic initiatives expenses, restructuring expenses in the Technical Nonwovens segment, impairment charges in the Performance Materials segment, and employee benefit plans settlement expenses.

CONSOLIDATED AND SEGMENT EBITDA/ADJUSTED EBITDA
In thousands except ratio data
(Unaudited)

The following tables report consolidated and segment earnings before interest, taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA for the quarters ended March 31, 2020 and 2019. The Company uses segment operating income (loss) for the purpose of calculating segment EBITDA and adjusted EBITDA. Adjusted EBITDA excludes strategic initiatives expenses, restructuring expenses, non-cash impairment charges, and employee benefit plans settlement expenses.

	For the Quarter Ended March 31, 2020
	Segments
	Performance Materials	Technical Nonwovens	Thermal Acoustical Solutions	Total	Corporate Office	Consolidated Lydall

Net loss						$(56,421)
Employee benefits plans settlement expense						385
Interest expense						2,857
Income tax benefit						(2,015)
Other income, net						(418)
Loss from equity method investment						44
Operating (loss) income	$(56,941)	$3,813	$5,628	$(47,500)	$(8,068)	$(55,568)
Depreciation and amortization	6,255	3,038	2,717	12,010	135	12,145
Employee benefits plans settlement expense	—	—	—	—	385	385
Other income, net	—	—	—	—	(418)	(418)
Loss from equity method investment	—	44	—	44	—	44
EBITDA	$(50,686)	$6,807	$8,345	$(35,534)	$(7,900)	$(43,434)
% of net sales	(77.7)%	11.9%	10.0%	(17.2)%		(21.7)%

Strategic initiatives expenses	$—	$—	$—	$—	$1,908	$1,908
Impairment of goodwill and long-lived assets	61,109	—	—	61,109	—	61,109
Employee benefits plans settlement expense	—	—	—	—	385	385
EBITDA, adjusted	$10,423	$6,807	$8,345	$25,575	$(5,607)	$19,968
% of net sales	16.0%	11.9%	10.0%	12.4%		10.0%

	For the Quarter Ended March 31, 2019
	Segments
	Performance Materials	Technical Nonwovens	Thermal Acoustical Solutions	Total	Corporate Office	Consolidated Lydall

Net income						$3,890
Interest expense						3,628
Income tax expense						1,106
Other expense, net						399
Loss from equity method investment						27
Operating income (loss)	$1,459	$4,734	$9,491	$15,684	$(6,634)	$9,050
Depreciation and amortization	6,170	3,143	2,432	11,745	173	11,918
Other expense, net	—	—	—	—	399	399
Loss from equity method investment	—	27	—	27	—	27
EBITDA	$7,629	$7,850	$11,923	$27,402	$(6,860)	$20,542
% of net sales	11.8%	12.0%	12.6%	12.2%		9.4%

Strategic initiatives expenses	$—	$—	$—	$—	$841	$841
TNW restructuring expenses	—	376	—	376	—	376
EBITDA, adjusted	$7,629	$8,226	$11,923	$27,778	$(6,019)	$21,759
% of net sales	11.8%	12.5%	12.6%	12.4%		10.0%

Organic Sales
(Unaudited)

	Quarter Ended March 31, 2020
	Performance Materials	Technical Nonwovens	Thermal Acoustical Solutions	Consolidated
Sales growth, as reported	1.0%	(12.5)%	(11.2)%	(8.0)%
Acquisitions and divestitures	1.1%	(0.3)%	—%	0.2%
Change in tooling sales	—%	—%	(3.4)%	(1.5)%
Foreign currency translation	(0.9)%	(1.2)%	(0.9)%	(1.0)%
Organic sales growth	0.8%	(11.0)%	(6.9)%	(5.7)%

This press release provides information regarding organic sales change, defined as net sales change excluding (1) sales from acquired and divested businesses (2) the impact of foreign currency translation and (3) tooling sales. Management believes that the presentation of organic sales change is useful to investors because it enables them to assess, on a consistent basis, sales trends related to the Company selling products to customers, without the impact of foreign currency rate changes that are not under management's control and do not reflect the performance of the Company and management. Tooling sales are excluded because tooling revenue is not generated from selling the Company's products to customers, but rather is reimbursement from our customers for the design and production of tools used by the Company in our manufacturing processes. Tooling sales can be sporadic and may mask underlying business conditions and obscure business trends.